Exhibit 99.1

1900 Grant Street Suite #720 Denver, CO 80203 (303) 951-7920

FOR IMMEDIATE RELEASE	Contact: MDC GROUP Investor and Media Relations: 414-351-9758

RECOVERY ENERGY SECURES FUNDING COMMITMENTS FOR THE INITIAL $2.2
MILLION TRANCHE OF ITS PRIVATE OFFERING OF $5 MILLION OF
CONVERTIBLE DEBENTURES

June 20, 2013 – Denver, CO –  Recovery Energy, Inc. (NASDAQ: RECV), an independent oil and gas exploration and production company with operations and assets in the Denver-Julesburg Basin, announced today that it has entered into agreements with certain investors to issue in a private placement transaction $2.2 million of its 8% Senior Secured 2014 Convertible Debentures.  Terms of these debentures are substantially identical to the terms of the Company’s currently outstanding debentures, including a current conversion price of $4.25 per common share.

The participants in this private placement will have the opportunity to purchase additional convertible debentures up to a total amount of $5 million in accordance with the terms of a previously announced agreement dated April 16, 2013, subject to board approval.

The Company intends to use the initial proceeds from this offering to fund a portion of the drilling program on its Wattenberg properties in Weld County, Colorado where it is targeting the Niobrara and Codell horizons, and conventional drilling on its properties in Laramie County, Wyoming, as well as for general corporate purposes.

The debentures have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy the debentures, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Recovery Energy, Inc.

Recovery Energy, Inc. (“Recovery Energy”) is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 130,000 gross, 120,000 net acres.  Recovery Energy’s focus is to grow reserves and production through a combination of acquisitions and conventional and unconventional drilling activity, targeting the various oil-bearing formations that produce in the DJ Basin.

This press release may include or incorporate by reference “forward-looking statements” as defined by the SEC, including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected production and revenue, and (3) estimates regarding the reserve potential of its properties.  These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance its continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the SEC.